EXHIBIT 99.1

                    [NEUROTECH DEVELOPMENT CORP. LETTERHEAD]

May 2, 2002

To: The Record Stockholders of Neurotech Development Corporation

Our records indicate that you are the registered owner of shares of common stock of Neurotech Development Corporation. As you know, a plan of recapitalization was approved by our directors and a majority of stockholders at a Special Meeting held on April 8, 2002.

To obtain the new stock certificates for the Class A common stock and Series 1 Class B common stock of Neurotech Development Corporation, please read and carefully complete the Letter of Transmittal enclosed herewith. Please then forward the completed Letter of Transmittal together with your stock certificate to our Exchange Agent, American Stock Transfer & Trust. Note. You should not, endorse the stock certificate.

Stockholders should note that our Exchange Agent will not be able to issue you certificates of Class A common stock and Series 1 Class B common stock representing an interest in Neurotech Development Corporation. until the Certificate of Amendment of our Bylaws is filed in the State of Delaware. Accordingly, stockholders need to transmit their certificate(s) to the Exchange Agent only upon, or shortly prior to, effectiveness of the recapitalization. THE COMPANY EXPECTS THAT THE EFFECTIVE DATE OF THE CERTIFICATE OF AMENDMENT WILL BE May 24, 2002.

No new shares will be issued under any circumstances without physical delivery of old certificates. If you claim a lost or destroyed certificate you will be required to file appropriate affidavits and to post a bond indemnifying Neurotech against any third party claims or loss. Such affidavits will require that you identify the lost or destroyed certificates by certificate number and Cusip number as well as a copy of purchase ticket from the selling broker. (see instruction 4)

Once the recapitalization becomes effective, all issued and outstanding shares of our current common stock will cease to represent an interest in Neurotech Development Corporation and will only represent a right to be exchanged for new shares of Class A and Series 1 Class B common stock of Neurotech Development Corporation

Very truly yours,

Neurotech Development Corporation